Exhibit 10.2

FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of October 9, 2019, by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise a party thereto from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and REATA PHARMACEUTICALS, INC., a Delaware corporation with offices located at 2801 Gateway Drive, Suite 150, Irving, TX  75063 (“Borrower”).

Recitals

A.Collateral Agent, Lenders and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of June 14, 2018 (including the Consent Agreement (as defined below), and as otherwise amended, restated, supplemented or otherwise modified from time to time, collectively, the “Loan Agreement”).  Contemporaneously with the execution of this Amendment and the AbbVie License Agreement (as defined below), Collateral Agent, Lenders and the Borrower are entering into that certain Consent Agreement dated as of the date hereof (the “Consent Agreement”) pursuant to which, among other things, Collateral Agent and Lenders consent to the Borrower’s execution of the AbbVie License Agreement and the payments of the AbbVie License Payments (as defined below) as more fully set forth therein.

B.Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Collateral Agent and Lenders (i) provide for additional credit to be extended to Borrower upon the achievement of certain milestones and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.Collateral Agent and Lenders have agreed to amend certain provisions of the Loan Agreement, but only to the extent and subject to the terms and conditions, and in reliance upon the representations and warranties, set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

2.1Section 2.2 (Term Loans).  Section 2.2(a)(iii) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(iii)Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, during the Second Draw Period, to make term loans to Borrower in an aggregate amount equal to Seventy-Five Million Dollars ($75,000,000.00), disbursed in a single advance and according to each Lender’s Term Loan Commitment for Term B Loans as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan”, and collectively as the “Term B Loans”; each Term A Loan or Term B Loan is hereinafter referred to singly as a “Term Loan” and the Term A Loans and the Term B Loans are hereinafter referred to collectively as the “Term Loans”).   If Borrower makes a request for the Term B Loan, such request, in addition to the other requirements set forth in this Agreement, shall be in an amount that is equal to the Term Loan Commitment for the Term B Loan at such time.  After repayment, no Term B Loan may be re‑borrowed.”

2.2Section 6.14 (Topline Data).  New Section 6.14 hereby is added to the Loan Agreement to read as follows:

“6.14

Topline Data. No later than November 30, 2019, Borrower shall provide written evidence, in form and substance reasonably acceptable to Collateral Agent and the Lenders, of Borrower’s achievement of positive topline registrational data, sufficient to file one or more NDAs, from the pivotal trials of either (a) Bardoxolone Methyl in CKD caused by Alport Syndrome (the ongoing CARDINAL trial)  or (b) Omaveloxolone in Friedrich’s Ataxia (the ongoing MOXIe trial). If Borrower fails to provide the aforementioned evidence of such sufficient positive topline registration data, then no later than November 30, 2019, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.”

2.3Section 7.1 (Dispositions).  Section 7.1 of the Loan Agreement is hereby amended by adding the following sentence at the end of such Section to read in full as follows:

“Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.1 shall not prohibit the making of any interest payments with respect to any Permitted Convertible Indebtedness to the extent permitted pursuant to the definition thereof.”

2.4Section 7.7 (Distributions; Investments). Section 7.7 of the Loan Agreement is hereby amended and restated in its entirety to read in full as follows:

“7.7Distributions; Investments. (a) Pay any dividends (other than dividends payable solely in capital stock) or make any distribution or payment in respect of or redeem, retire or purchase any capital stock (a “Restricted Payment”) (other than (i) the net exercise of stock options and the payments related thereto and repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year and (ii) the Borrower and each Subsidiary may declare and make Restricted Payments to the Borrower or another Subsidiary ratably according to their respective holdings of the capital stock in respect of which such Restricted Payment is being made), or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (x) the conversion by holders of any Permitted Convertible Indebtedness, in accordance with the terms of the indenture or other definitive documentation governing such Permitted Convertible Indebtedness or (y) the making of any interest payments with respect to any Permitted Convertible Indebtedness to the extent permitted pursuant to the definition thereof.”

2.5Section 7.12 (Foreign Subsidiary Assets). Section 7.12 of the Loan Agreement is hereby amended and restated in its entirety to read in full as follows:

“7.12

Foreign Subsidiary Assets. Permit the aggregate value of cash, Cash Equivalents and other assets held by Borrower’s Foreign Subsidiaries to exceed Two Million Dollars ($2,000,000.00) (or equivalent) at any time.”

2.6Section 8.2 (Covenant Default). Section 8.2(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a)Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights) (solely with respect to the first sentence thereof), 6.9 (Notice of Litigation and Default), 6.10 (Minimum Cash), 6.11 (Landlord Waivers; Bailee Waivers), 6.12 (Creation/Acquisition of Subsidiaries), 6.13 (Further Assurances) or 6.14 (Topline Data) or Borrower violates any covenant in Section 7; or”

2.7Section 8.6 (Other Agreements). Section 8.6 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“8.6Other Agreements.  There is a default (a) in the indenture or other definitive documentation governing any Permitted Convertible Indebtedness, or (b) in any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness, in each case of the foregoing clauses (a) and (b), in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could reasonably be expected to have a Material Adverse Change; provided, however, in each case, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Collateral Agent receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (x) Collateral Agent or any Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (y) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (z) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith business judgment of Collateral Agent or Lenders to be materially less advantageous to Borrower;

2.8Section 13.1 (Definitions).  The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable, to Section 13.1 of the Loan Agreement as follows:

“AbbVie License Agreement” means that certain Amended and Restated License Agreement by and between Borrower and AbbVie Ltd., a Bermuda corporation, as successor in interest to Abbott Pharmaceuticals PR Ltd., dated as of the First Amendment Effective Date.

“AbbVie License Payments” means, collectively, any and all payments by the Borrower to AbbVie Ltd., a Bermuda corporation, pursuant to the AbbVie License Agreement in effect as of the First Amendment Effective Date, including, without limitation, the Aggregate Consideration (as such term is defined in the AbbVie License Agreement) and any royalty payments thereunder.

“Final Payment Percentage” is (i) with respect to the Term A Loans, six and one-half percent (6.50%) and (ii) with respect to the Term B Loans, two percent (2.00%).

“First Amendment Effective Date” means October 9, 2019.

“Permitted Convertible Indebtedness” means convertible unsecured notes issued by the Borrower, on terms and conditions that are acceptable to Collateral Agent and the Lenders in their sole but reasonable discretion, that are convertible into shares of common stock of the Borrower, cash or any combination thereof and cash in lieu of fractional shares of common stock of the Borrower; provided that the Indebtedness thereunder must satisfy each of the following conditions (and any agreements providing for such Permitted Convertible Indebtedness may only be amended, restated, supplemented or modified from time to time if each of the following conditions remains satisfied): (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Permitted Convertible

Indebtedness matures after the date that is six (6) months after the Maturity Date in effect at the time of incurrence or issuance of Permitted Convertible Indebtedness and prior to that date does not provide for or require any payments of principal or any other payments with the exception of (A) interest payments to be made (1) solely with capital stock or (2) in cash which shall be subject to a cap as agreed to in writing by Borrower, Collateral Agent and the Lenders , (iii) Borrower’s total Indebtedness (inclusive of all Indebtedness outstanding under this Agreement) is, both immediately prior to and after giving effect (including pro forma effect) thereto, in an aggregate principal amount of not more than Five Hundred Million Dollars ($500,000,000.00), (iv) such Permitted Convertible Indebtedness shall be unsecured at all times, and (v) such Permitted Convertible Indebtedness is not guaranteed by any Subsidiary of the Borrower that is not a Guarantor or Borrower.

“Prepayment Fee” is,

(a)with respect to any Term A Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)for a prepayment made on or after the Funding Date of such Term A Loan through and including the first anniversary of the Funding Date of such Term A Loan, an amount equal to the aggregate amount of interest that Borrower would have paid to the Lenders in respect of such Term A Loan through and including June 1, 2023 in accordance with the payment schedule set forth in the amortization table attached to the Disbursement Letter for such Term A Loan and assuming that the outstanding principal amount outstanding under such Term A Loan accrued interest from the date of prepayment until June 1, 2023 at a fixed rate per annum equal to the Basic Rate as determined on the date of prepayment;

(ii)for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term A Loan through and including the second anniversary of the Funding Date of such Term A Loan, four percent (4.00%) of the principal amount of the Term A Loans prepaid;

(iii)for a prepayment made after the date which is after the second anniversary of the Funding Date of such Term A Loan through and including the third anniversary of the Funding Date of such Term A Loan, three percent (3.00%) of the principal amount of the Term A Loans prepaid;

(iv)for a prepayment made after the date which is after the third anniversary of the Funding Date of such Term A Loan through and including the fourth anniversary of the Funding Date of such Term A Loan, one and one half percent (1.50%) of the principal amount of the Term A Loans prepaid; and

(v)for a prepayment made after the date which is after the fourth anniversary of the Funding Date of such Term A Loan and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term A Loans prepaid.

(b)with respect to any Term B Loan subject to prepayment prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to the Lenders in amount equal to:

(i)for a prepayment made on or after the Funding Date of such Term B Loan through and including the first anniversary of the Funding Date of such Term B Loan, four percent (4.00%) of the principal amount of the Term B Loans prepaid;

(ii)for a prepayment made after the date which is after the first anniversary of the Funding Date of such Term B Loan through and including the second anniversary of the Funding Date of such Term B Loan, three percent (3.00%) of the principal amount of the Term B Loans prepaid;

(iii)for a prepayment made after the date which is after the second anniversary of the Funding Date of such Term B Loan through and including the third anniversary of the Funding Date of such Term B Loan, one and one half percent (1.50%) of the principal amount of the Term B Loans prepaid; and

(iv)for a prepayment made after the date which is after the third anniversary of the Funding Date of such Term B Loan and prior to the Maturity Date, zero percent (0.00%) of the principal amount of the Term B Loans prepaid.

“Second Draw Period” is the period commencing on the date of the occurrence of the Trial Milestone Date and ending on (and including) the earliest of (i) sixty (60) days after the Trial Milestone Date, (ii) December 31, 2019 and (iii) the occurrence of an Event of Default.

2.9Section 13.1 (Definitions).  The defined term “Indebtedness” in Section 13.1 of the Loan Agreement is hereby amended by adding the following sentence at the end of such definition:

“Notwithstanding the foregoing, no AbbVie License Payment (or the obligation of the Borrower to make such payment) shall constitute as “Indebtedness”.

2.10Section 13.1 (Definitions).  The defined term “Investment” in Section 13.1 of the Loan Agreement is hereby amended by adding the following sentence at the end of such definition:

“Notwithstanding the foregoing, the making of any AbbVie License Payment shall not constitute as an “Investment”.

2.11Section 13.1 (Definitions).  The defined term “Permitted Indebtedness” in Section 13.1 of the Loan Agreement is hereby amended by (a) deleting the word “and” at the end of clause (i) therein and (b) replacing clause (j) therein with the following:

“(j)	Permitted Convertible Indebtedness; and
(k)

extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.”

2.12Schedule 1.1 of the Loan Agreement hereby is replaced in its entirety with Schedule 1.1 attached hereto.

3.Limitation of Amendment.

3.1The amendments set forth in Section 2 are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Representations and Warranties.  To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Collateral Agent and Lenders on the Effective Date, or subsequent thereto, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery by electronic transmission (e.g. “.pdf”) of an executed counterpart of this Amendment shall be effective as a manually executed counterpart signature thereof.

6.Effectiveness.  This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of (i) this Amendment by each party hereto, (ii) the due execution and delivery to Collateral Agent of the Corporate Borrowing Certificate attached hereto, and (iii) Borrower’s payment of all Lenders’ Expenses incurred through the date of this Amendment.

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In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER: OXFORD FINANCE LLC By: /s/ Joshua Friedman Name:Joshua Friedman Title:Chief Financial Officer
LENDER: SILICON VALLEY BANK By: /s/ Igor DaCruz Name:Igor DaCruz Title:Director
BORROWER: REATA PHARMACEUTICALS, INC. By: /s/ Manmeet S. Soni Name:Manmeet S. Soni Title:Chief Financial Officer

[Signature Page to First Amendment to Amended And Restated Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

	Term A Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$67,200,000.00	84.00%
SILICON VALLEY BANK	$12,800,000.00	16.00%
TOTAL	$80,000,000.00	100.00%

	Term B Loans
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$67,800,000.00	90.40%
SILICON VALLEY BANK	$7,200,000.00	9.60%
TOTAL	$75,000,000.00	100.00%

	Aggregate (all Term Loans)
Lender	Term Loan Commitment	Commitment Percentage
OXFORD FINANCE LLC	$135,000,000.00	87.09677419%
SILICON VALLEY BANK	$20,000,000.00	12.90322581%
TOTAL	$155,000,000.00	100.00%

CORPORATE BORROWING CERTIFICATE

Borrower:	REATA PHARMACEUTICALS, INC.	Date: October 9, 2019
Lenders	OXFORD FINANCE LLC, as Collateral Agent and Lender
SILICON VALLEY BANK, as Lender

I hereby certify, in my capacity as an officer of Borrower and not in any individual capacity, as follows, as of the date set forth above:

1.	I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.
2.	Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.
3.

Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws.  Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4.

The resolutions attached hereto as Exhibit C were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action).  Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

5.	The persons listed below are Borrower’s officers or employees with their titles and signatures shown next to their names.

Name	Title	Signature	Authorized to Add or Remove Signatories
J. Warren Huff	Chief Executive Officer	/s/ J. Warren Huff	□
Manmeet S. Soni	Chief Financial Officer	/s/ Manmeet S. Soni	□
□
□

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1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

By: /s/ Manmeet S. Soni
Name: Manmeet S. Soni
Title: Chief Financial Officer

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the _Chief Executive Officer__________ of Borrower, hereby certify as to paragraphs 1 through 5 above, as

          [print title]

of the date set forth above.

By: /s/ J. Warren Huff
Name: J. Warren Huff
Title: Chief Executive Officer